Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT
February 26, 2016	Benjamin Bochnowski @ 219-853-7575

Peoples Bank Names Benjamin Bochnowski CEO

David A. Bochnowski to serve as Executive Chairman

MUNSTER, IN – The Board of Directors of NorthWest Indiana Bancorp announced today that Benjamin Bochnowski will be named the Chief Executive Officer of the Bancorp and its subsidiary Peoples Bank effective at the annual shareholder meeting on April 28, 2016. David Bochnowski, the current CEO of both companies, will retire from that position the same day and will retain his leadership role on the Board as Executive Chairman of both companies.

David Bochnowski began his career with Peoples in 1977 as legal counsel to the Bank and was named CEO in 1981. Over a span of 35 years, he has engaged in an effort with the Peoples Bank team to build a unique community bank in Northwest Indiana committed to serving the needs of retail and small business customers. Independent sources have consistently recognized the Bank as a Top 200 Community Bank in America and as one of the Best Places to Work in Indiana. At the national level, he has been an advocate for community banking and small business testifying before Congress, the Federal Reserve and the Securities and Exchange Commission on related issues.

“My decision to retire comes from knowing that our long-standing transition plan has put the right leader and right team in the right place, and that this succession will provide continuity of leadership,” said Bochnowski. “Our management team with Ben leading the charge is a tireless force for strategic success, delivering record results over the past four years. The Board and I have confidence that Ben and the entire Peoples team will keep the momentum going and take the Bank to the next level of performance.”

Benjamin Bochnowski joined Peoples Bank in 2010, and became President and COO in January of 2015. “I’m excited to take on this new role, and our results show that the leadership team and I are well positioned to move the Bank forward,” he said.

“We’re committed to growth, independence and strong financial performance in order to continue creating value for our stakeholders,” he continued. “Times change, but that’s been Peoples’ mission for over 100 years. The Bank’s leadership set the course and over time paved the way for the Bank to thrive, and I look forward to working with my father, the directors, and the Peoples team as we continue to deliver on that mission.”

Benjamin Bochnowski assumes an active role in local community and banking organizations, such as the American Bankers Association and the boards of the Legacy Foundation and the Indiana Bankers Association. He also serves as a volunteer for the Volunteer Income Tax Assistance (VITA) organization preparing taxes for low and moderate income citizens, and as a mentor for the Entrepreneurship Boot Camp for Veterans with Disabilities at Purdue University in Lafayette.

The NorthWest Indiana Bancorp‘s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has 16 locations in Lake and Porter counties. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.